Exhibit 10.1

January 21, 2011

Patrick J. Rusnak

2804 South Park Lane

Spokane, WA 99212

Dear Pat,

On behalf of Sterling Savings Bank and Sterling Financial Corporation (collectively, “Sterling”), I am pleased to offer you the position of Chief Financial Officer for the company, which is contingent on receipt of regulatory approval. Your service as the Chief Financial Officer will commence on the first business day following the receipt of all necessary regulatory approvals related to your service as Sterling’s Chief Financial Officer.

You will report to me, Greg Seibly, Chief Executive Officer. Your office location will be in Spokane, Washington.

Our employment offer includes an annual salary of $450,000 ($17,307 per pay period, 26 pay periods per year).

You will be entitled to receive an additional one-time equity award grant in the form of Restricted Stock Units (“RSUs”) carrying an overall value of $200,000.00 as of the grant date, upon commencement of employment and granted within two weeks of the release of blackout restrictions. Your grant will be awarded in conjunction with the following executive compensation standards required by TARP:

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The RSUs may not vest until the employee has provided services to the TARP recipient (Sterling) for at least two years from the date of grant (or, if earlier, upon a change in control event or the employee’s death or disability).

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The RSUs may not become transferable by you and will not be payable to you at any time earlier than permitted under a schedule that is based on the TARP recipient’s repayment of the financial assistance. For each 25 percent of total financial assistance that is repaid, 25 percent of the total RSUs granted may become transferable/payable. Upon the final repayment of the financial assistance, all RSUs will become transferable/payable.

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Additionally, the amount of RSUs granted to you for service during 2011 may not exceed 1/3 of your annual compensation for 2011. If for any reason you do not earn the full amount of salary that you are projected to earn in 2011, the number of RSUs granted to you will be subject to clawback to the extent necessary so that the value of the grant does not exceed the 1/3 of annual compensation limitation.

Medical and dental benefits will be effective on the first of the month following one full calendar month from your start date. For example, if your service commenced on February 15, 2011, your benefits would be effective on April 1, 2011. Attached is a benefits summary for your review. We will provide you detailed information about all of the plans and sign up information during your first week of employment.

It is currently contemplated that you will not be considered for any additional bonus or be eligible to participate in any incentive plan until Sterling is released from its obligations with the US Department of Treasury. Any type of additional bonus or incentive plan for which you might qualify after that date will be delivered to you under separate cover. Any and all reasonable business expenses will be reimbursed to you according to Sterling’s policy.

Please review the offer and, if in agreement, mail the signed letter in the return envelope provided.

The Bank is dedicated to providing a high level of quality financial services to its customers. We are looking forward to having you help us deliver Hometown Helpful Service. We are excited to extend this offer of employment to you. I wish you great success in your new position at Sterling!

Respectfully,

/s/ J. Gregory Seibly

J. Gregory Seibly

Chief Executive Officer

Sterling Financial Corporation/Sterling Savings Bank

111 N. Wall Street

Spokane, WA 99201

By signing this offer I agree to the terms listed and acknowledge my understanding that this offer is not to be construed or considered to be in any way a contract or guarantee of continued employment. Sterling Savings Bank is an “at will” employer. This offer is contingent upon the passing of a background check and regulatory approval.

/s/ Patrick J. Rusnak	1/22/11
Patrick J. Rusnak	Date

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